P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 21, 2026		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER 2026
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended June 30, 2026. Net income totaled $28.0 million for the second quarter of 2026, representing earnings per diluted common share of $0.78. In comparison, Peoples reported net income of $29.0 million, representing earnings per diluted common share of $0.81, for the first quarter of 2026 and net income of $21.2 million, representing earnings per diluted common share of $0.59, for the second quarter of 2025. Non-core items, which includes one-time losses and expenses, negatively impacted earnings per diluted common share by $0.18 for the second quarter of 2026, $0.01 for the first quarter of 2026, and $0.01 for the second quarter of 2025.
"We are pleased with the results for the second quarter of 2026, with improvements in many performance metrics including our net interest margin expanding seven basis points for the quarter," said Tyler Wilcox, President and Chief Executive Officer. "We are committed to maintaining our focus on delivering strong returns and driving shareholder value."
Citizens Acquisition:
On April 21, 2026, Peoples announced the signing of a definitive agreement and plan of merger pursuant to which Peoples will acquire Citizens, a bank holding company headquartered in Paintsville, Kentucky, and the parent company of Citizens Bank of Kentucky, Inc. (“Citizens Bank”), in a cash and stock transaction. Under the terms of the Merger Agreement, Citizens will merge with and into Peoples (the “Merger”), and Citizens Bank will subsequently merge with and into Peoples’ wholly owned subsidiary, Peoples Bank, in a transaction valued at approximately $76.6 million. As of June 30, 2026 Peoples had recognized $0.4 million in acquisition-related expenses associated with this pending transaction.
Quarterly Highlights:
•Net interest margin for the second quarter of 2026 increased to 4.23% when compared to 4.16% for the linked quarter driven by a reduction in deposit costs.
◦Net interest income increased $2.3 million compared to the linked quarter and was driven by lower funding costs.
•Provision for credit losses decreased $5.0 million when compared to the linked quarter.
◦Net charge-offs decreased from $6.6 million for the linked quarter to $5.2 million for the second quarter of 2026. As a percentage of average total loans on an annualized basis, this represents a 9 basis point improvement. The improvement was driven by reductions in charge-offs in leases and indirect consumer loans.
◦The provision for credit losses was also positively impacted by the stabilization of macro-economic conditions used within the current expected credit losses ("CECL") model.
◦Period-end total loan and lease balances at June 30, 2026, increased $51.4 million, or 3% annualized, when compared to the linked quarter.
◦The loan growth was largely due to increases in commercial and industrial loans, driven by life premium finance loans, commercial premium finance loans, and construction loans, which were partially offset by a decrease in other commercial real estate loans.

•Total non-interest income, excluding net gains and losses, increased $0.3 million, or 1%, for the second quarter of 2026 compared to the linked quarter.
◦The growth was driven by increases in electronic banking income, lease income, trust and investment income, and mortgage banking income. These increases were partially offset by lower insurance income, which was driven by the annual performance-based commissions recognized in the first quarter of each year.
•Tangible book value per common share for the second quarter of 2026 increased to $23.56 when compared to $22.95 for the linked quarter.
Net Interest Income
Net interest income was $92.7 million for the second quarter of 2026, which was an increase of $2.3 million compared to the linked quarter. Net interest margin was 4.23% for the second quarter of 2026, compared to 4.16% for the linked quarter. The increase in net interest income and net interest margin was primarily driven by a reduction in deposit costs compared to the linked quarter.
Net interest income for the second quarter of 2026 increased $5.2 million, or 6%, compared to the second quarter of 2025. Net interest margin increased 8 basis points when compared to the second quarter of 2025. The increases in net interest income and net interest margin were primarily driven by lower deposit and borrowing costs compared to the second quarter of 2025.
Accretion income, net of amortization expense, from acquisitions was $1.1 million for the second quarter of 2026, $1.3 million for the linked quarter and $2.6 million for the second quarter of 2025, which added 5 basis points, 6 basis points and 12 basis points, respectively, to net interest margin. The decrease in accretion income for the second quarter of 2026 when compared to the linked quarter and second quarter of 2025 was driven by less accretion income recognized in the current period from the 2023 merger with Limestone Bancorp, Inc. (the "Limestone Merger").
For the first six months of 2026, net interest income increased $10.3 million compared to the same period of 2025, while net interest margin increased 6 basis points to 4.20%. The increases in net interest income and net interest margin were driven by lower deposit costs and increased interest income compared to the first half of 2025.
Accretion income, net of amortization expense, was $2.4 million for the first six months of 2026, compared to $6.1 million of accretion income recognized in the first half of 2025. Accretion income contributed 6 basis points and 15 basis points to net interest margin in the first six months of 2026 and 2025, respectively.

Provision for Credit Losses:
The provision for credit losses was $4.7 million for the second quarter of 2026, compared to $9.7 million for the linked quarter, and $16.6 million for the second quarter of 2025. The provision for credit losses for the second quarter of 2026 was driven by the reduction of balances within higher loss rate segments offset by an increase in individually-analyzed loans. The provision for credit losses for the linked quarter was primarily driven by net charge-offs and a deterioration in macro-economic conditions used within the CECL model. The provision for credit losses for the second quarter of 2025 was primarily driven by (i) net charge-offs, (ii) an increase in reserves for individually analyzed loans and leases, (iii) an increase in reserves for leases originated by the North Star Leasing division, (iv) a periodic refresh in loss drivers utilized within the CECL model, (v) deterioration in the economic forecasts used within the CECL model, and (vi) loan growth.
The provision for credit losses during the first six months of 2026 was $14.4 million and was primarily driven by net charge-offs, a deterioration in macro-economic conditions used within the CECL model, and an increase in individually- analyzed loans. The provision for credit losses for the same period of 2025 was $26.8 million and was driven by (i) net charge-offs, (ii) an increase in reserves for individually-analyzed loans and leases, (iii) an increase in reserves for leases originated by the North Star Leasing division, (iv) a periodic refresh in the loss drivers utilized within the CECL model, (v) deterioration in the economic forecasts used within the CECL model, and (vi) loan growth.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.10 for the second quarter of 2026, $0.21 for the first quarter of 2026, and $0.36 for the second quarter of 2025. The provision for credit losses negatively impacted earnings per diluted common share by $0.31 and $0.59 for the first half of 2026 and 2025, respectively.
For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the second quarter of 2026 was $8.6 million, compared to a net loss of $0.4 million for the linked quarter, and a net loss of $0.3 million for the second quarter of 2025. The net loss for the second quarter of 2026 was driven by the sale of $135.2 million of available-for-sale securities at a net loss of $8.2 million due to a portfolio restructure as Peoples manages its balance sheet under $10 billion in assets ahead of the pending Citizens merger. The net losses for the linked quarter and the second quarter of 2025 were driven by net losses on repossessed assets.
The net losses realized during the first half of 2026 and 2025 were $9.0 million and $0.6 million, respectively. The net loss for the first half of 2026 was driven by the aforementioned investment portfolio restructure in the second quarter. The net loss for the first half of 2025 was driven by losses on repossessed assets.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the second quarter of 2026 increased $0.3 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was primarily impacted by increases of $0.6 million in electronic banking income, driven by debit card interchange, $0.4 million in lease income, driven by an increase in month-to-month income, $0.4 million in trust and investment income, and $0.2 million in mortgage banking income. Partially offsetting those increases was a decrease of $1.2 million in insurance income due to the seasonal performance-based commissions recognized in the first quarter of each year. Total non-interest income, excluding net gains and losses, for the second quarter of 2026 was 24% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses), consistent with the linked quarter.
Compared to the second quarter of 2025, total non-interest income, excluding net gains and losses, increased $1.8 million due to increases of $0.8 million in lease income, driven by higher operating lease income, $0.7 million in trust and investment income, driven by an increase in assets under administration and management, $0.4 million in deposit account services charges, and $0.4 million in mortgage banking income, partially offset by a decrease of $0.6 million in other non-interest income, driven by lower swap fee income.
During the first six months of 2026, total non-interest income, excluding gains and losses, increased $3.0 million, or 6%, when compared to the same period of 2025. The increase was primarily due to increases of $1.9 million in lease income, driven by operating lease income, $1.2 million in trust and investment income, driven by an increase in assets under administration and management, and $0.7 million in deposit account service charges, partially offset by a decrease of $0.8 million in other non-interest income, driven by lower swap fee income.

Total Non-interest Expense:
Total non-interest expense increased $1.1 million for the second quarter of 2026, compared to the linked quarter. The increase in total non-interest expense was primarily due to increases of $1.3 million in professional fees, driven by higher legal expenses and professional services, and $0.3 million in data processing and software expense, which were partially offset with a decrease of $0.5 million in net occupancy and equipment expense, driven by lower repair and maintenance costs.
Compared to the second quarter of 2025, total non-interest expense increased $2.4 million. The increase in total non-interest expense was primarily driven by increases of $1.1 million in salaries and benefit costs due to higher sales levels and overall company performance measures used in calculating incentive awards, $0.7 million in operating lease expense, $0.5 million in data processing and software expense due to costs associated with recent technology projects, and $0.4 million in professional fees, partially offset by a decrease of $0.5 million in amortization of other intangible assets, driven by decreases in amortization on core deposits and customer relationship intangibles.
For the first six months of 2026, total non-interest expense increased $3.2 million, when compared to the same period of 2025. This increase was primarily driven by increases of $1.6 million in operating lease expense, $1.1 million in salaries and employee benefit costs due to annual merit increases and an increase in sales incentives, $1.0 million in data processing and software expenses driven by recent technology projects, and $0.7 million in net occupancy and equipment expense, partially offset by a decrease of $1.0 million in amortization of other intangible assets, due to decreases in amortization on core deposits and customer relationship intangibles.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-interest expense:
Salaries and employee benefit costs	40,012	39,835	38,893	$79,847	$78,714
Data processing and software expense	7,850	7,536	7,356	15,386	14,361
Net occupancy and equipment expense	5,765	6,224	5,690	11,989	11,302
Professional fees	4,018	2,753	3,610	6,771	6,697
Electronic banking expense	2,225	2,081	2,018	4,306	4,043
Operating lease expense	1,797	1,804	1,053	3,601	2,038
Amortization of other intangible assets	1,697	1,697	2,211	3,394	4,424
FDIC insurance premiums	1,370	1,410	1,251	2,780	2,502
Other loan expenses	1,278	1,123	1,213	2,401	2,332
Franchise tax expense	972	1,004	678	1,976	1,607
Travel and entertainment expense	726	583	713	1,309	1,213
Communication expense	605	589	712	1,194	1,446
Marketing expense	604	886	718	1,490	1,621
Other non-interest expense	3,840	4,110	4,246	7,950	8,849
Total non-interest expense	72,759	71,635	70,362	144,394	141,149
Acquisition-related non-interest expense:
Net occupancy and equipment expense	—	1	—	1	—
Professional fees	338	15	—	353	—
Marketing expense	52	—	—	52	—
Travel and entertainment expense	10	—	—	10	—
Other non-interest expense	10	—	—	10	—
Total acquisition-related non-interest expense	410	16	—	426	—
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	40,012	39,835	38,893	79,847	78,714
Data processing and software expense	7,850	7,536	7,356	15,386	14,361
Net occupancy and equipment expense	5,765	6,223	5,690	11,988	11,302
Professional fees	3,680	2,738	3,610	6,418	6,697
Electronic banking expense	2,225	2,081	2,018	4,306	4,043
Operating lease expense	1,797	1,804	1,053	3,601	2,038
Amortization of other intangible assets	1,697	1,697	2,211	3,394	4,424
FDIC insurance premiums	1,370	1,410	1,251	2,780	2,502
Other loan expenses	1,278	1,123	1,213	2,401	2,332
Franchise tax expense	972	1,004	678	1,976	1,607
Travel and entertainment expense	716	583	713	1,299	1,213
Communication expense	605	589	712	1,194	1,446
Marketing expense	552	886	718	1,438	1,621
Other non-interest expense	3,830	4,110	4,246	7,940	8,849
Total non-interest expense excluding acquisition-related expense	72,349	71,619	70,362	$143,968	$141,149

The efficiency ratio for the second quarter of 2026 was 58.3%, compared to 58.6% for the linked quarter and 59.3% for the second quarter of 2025. The efficiency ratio improved slightly compared to the linked quarter mainly as the result of higher revenue. The efficiency ratio for the first six months of 2026 was 58.4%, compared to 60.0% for the same period of

2025. The efficiency ratio improved compared to the same period of 2025 due to higher revenue. The efficiency ratio adjusted for non-core items was 57.9% for the second quarter of 2026. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $7.7 million with an effective tax rate of 21.6% for the second quarter of 2026, compared to income tax expense of $8.3 million with an effective tax rate of 22.3% for the linked quarter and income tax expense of $6.2 million with an effective tax rate of 22.7% for the second quarter of 2025. Income tax expense for the first six months of 2026 and 2025 was $16.0 million and $13.3 million, with an associated effective tax rate of 22.0% and 22.6%, respectively. The decreases in income tax expense and the effective tax rate when compared to the linked quarter were impacted by a $0.5 million benefit relating to tax credits purchased in the second quarter of 2026. The increase in income tax expense when compared to the three and six month periods ended June 30, 2025, was driven by higher pretax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at June 30, 2026, decreased $133.9 million when compared to at March 31, 2026, decreased $110.3 million when compared to December 31, 2025, and decreased $177.4 million when compared to at June 30, 2025. The decrease in available-for-sale investment securities compared to all prior periods was driven by the aforementioned portfolio restructure. The unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $71.2 million at June 30, 2026, $76.4 million at March 31, 2026, $71.0 million at December 31, 2025, and $90.9 million at June 30, 2025. The decrease in accumulated other comprehensive loss compared to the linked quarter was the result of sales of available-for-sale investment securities during the period. At June 30, 2026, Peoples’ investment securities represented approximately 19.1% of total assets, compared to 20.3% at March 31, 2026, 20.5% at December 31, 2025, and 21.2% at June 30, 2025. The decrease in the percentage of investment securities to total assets was impacted in the second quarter of 2026 by sales of available-for-sale investment securities.
The held-to-maturity investment securities balance at June 30, 2026, decreased $16.3 million when compared to at March 31, 2026, decreased $55.5 million when compared to at December 31, 2025, and decreased $32.7 million when compared to at June 30, 2025. The decrease when compared to all prior periods was due to prepayments and maturities of collateralized mortgage obligations.
The effective durations of the available-for-sale investment securities and the held-to-maturity investment securities as of June 30, 2026, were approximately 6.03 and 7.55 years, respectively. The duration of Peoples’ investments is managed as part of Peoples' Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are a component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At June 30, 2026, Peoples had liquid and liquefiable assets totaling $549.5 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At June 30, 2026, Peoples had a total borrowing capacity of $848.7 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at June 30, 2026, Peoples had contingent sources of liquidity totaling $3.9 billion. Contingent sources of liquidity are generally comprised of borrowing capacity at the FHLB and FRB, unpledged securities, liquifiable securities, and available capacity from wholesale funding sources. Cash and cash equivalents decreased $9.2 million when compared to December 31, 2025, as the level of cash fluctuates given Peoples' total liquidity position.
Loans and Leases:
The period-end total loan and lease balances at June 30, 2026, increased $51.4 million, or 3% annualized, compared to at March 31, 2026. The increase in loans was driven by increases of $43.0 million in commercial and industrial loans, driven largely by life premium finance loans, $37.1 million in commercial premium finance loans, and $24.8 million in construction loans, partially offset by decreases of $57.7 million in other commercial real estate loans and $10.6 million in leases originated by the North Star Leasing division.
Total loans and leases increased by $64.7 million, or 2% annualized, when compared to at December 31, 2025. The increase was driven by increases of $154.1 million in commercial and industrial loans and $20.1 million in home equity lines of credit, partially offset by decreases of $80.8 million in other commercial real estate loans, $15.2 million in residential real estate loans, and $11.7 million in leases.

The period-end total loan and lease balances at June 30, 2026, increased $220.0 million, or 3%, compared to at June 30, 2025, driven by increases of $282.4 million in commercial and industrial loans, $34.9 million in other commercial real estate loans, and $32.2 million home equity lines of credit. These increases were partially offset by decreases of $47.0 million in construction loans, $46.1 million in leases, and $31.5 million in residential real estate loans.
Quarterly average total loan balances increased $39.4 million compared to the linked quarter and $331.1 million when compared to the prior year quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of increases of $98.0 million in commercial and industrial loans and $11.3 million in home equity lines of credit, partially offset by decreases of $46.9 million in other commercial real estate loans, and $15.1 million in residential real estate loans. The increase in average total loans when compared to the prior year quarter was driven by increases in $326.8 million commercial and industrial loans, $94.1 million in other commercial real estate loans, and $28.4 million in home equity lines of credit, partially offset by decreases of $52.5 million, $31.5 million, and $30.9 million in construction loans, leases, and residential real estate loans, respectively.
For the first six months of 2026, the average total loans balances increased $355.8 million compared to the first six months of 2025. The increase in average total loan balances was primarily the result of increases of $273.1 million in commercial and industrial loans, $138.2 million in other commercial real estate loans, and $25.7 million in home equity lines of credit, partially offset by decreases of $37.9 million and $35.4 million in construction loans and leases, respectively.
Asset Quality:
Key asset quality metrics improved in some regards during the second quarter of 2026. Delinquency trends improved as loans considered current comprised 99.1%, 98.9%, and 99.1% of the loan portfolio at June 30, 2026, at March 31, 2026, and at June 30, 2025, respectively. Total nonperforming assets at June 30, 2026, increased $1.4 million, or 4%, compared to at March 31, 2026, and decreased $5.6 million, or 12%, compared to at June 30, 2025. The increase in nonperforming assets compared to at March 31, 2026, was driven by two other commercial real estate loans totaling $3.8 million that were 90+ days past due and accruing at the end of the current quarter. Compared to at June 30, 2025, nonperforming assets decreased because of the sale of an OREO property in the fourth quarter of 2025. Nonperforming assets as a percent of total loans and OREO was 0.60% at June 30, 2026, compared to 0.59% at March 31, 2026, and 0.71% at June 30, 2025.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $49.7 million, or 22%, compared to at March 31, 2026, and increased $29.3 million, or 12%, compared to at June 30, 2025. As a percent of total loans, criticized loans were 4.01% at June 30, 2026, compared to 3.31% at March 31, 2026, and 3.70% at June 30, 2025. The increase in the amount of criticized loans compared to at March 31, 2026, and at June 30, 2025, was driven by fewer paydowns on loans previously considered criticized, coupled with an increase in loan downgrades, driven by two larger commercial downgrades during the quarter.
Classified loans, which are those categorized as substandard or doubtful, decreased $1.1 million, or 1%, compared to at March 31, 2026, and increased $15.8 million, or 13%, compared to at June 30, 2025. As a percent of total loans, classified loans were 2.06% at June 30, 2026, compared to 2.10% at March 31, 2026, and 1.89% at June 30, 2025. The decrease in classified loans compared to at March 31, 2026, was primarily driven by paydowns. Compared to at June 30, 2025, classified loans increased due to loan downgrades.
Annualized net charge-offs were 0.31% of average total loans for the second quarter of 2026, compared to 0.40% for the linked quarter, and 0.43% for the second quarter of 2025. Compared to the linked quarter and prior year second quarter, net charge-offs decreased, driven by a reduction in net charge-offs in leases originated by the North Star Leasing division and indirect consumer loans.
At June 30, 2026, the allowance for credit losses decreased $0.3 million when compared to at March 31, 2026, and increased $3.4 million when compared to at June 30, 2025. The ratio of the allowance for credit losses as a percent of total loans was 1.14% at June 30, 2026, compared to 1.16% at March 31, 2026, and 1.13% at June 30, 2025. The ratio of allowance for credit losses as a percentage of non-performing loans was 190.78% at June 30, 2026, compared to 198.16% at March 31, 2026, and 183.89% at June 30, 2025.
Deposits:
As of June 30, 2026, period-end core deposits decreased $155.1 million compared to at March 31, 2026. The decrease in core deposits was attributable to decreases of $92.4 million retail certificates of deposit and $87.1 million in governmental deposits, driven by seasonality, partially offset by an increase of $37.1 million in money market deposit accounts.
Compared to at December 31, 2025, period-end core deposit balances increased $36.6 million. The increase was primarily driven by increases in money market deposit accounts and non-interest bearing deposits, partially offset by a decrease in retail certificate of deposits.

Compared to at June 30, 2025, period-end core deposit balances increased $36.3 million. The decrease in total deposits was primarily driven by increases of $67.9 million in money market deposit accounts, $63.0 million in non-interest bearing deposits, $36.0 million in interest-bearing demand accounts, and $25.6 million in savings accounts, partially offset by a decrease of $129.3 million in retail certificates of deposit.
The total deposit balances attributable to retail deposits and commercial deposits were 78% and 22%, respectively, at June 30, 2026, 77% and 23%, respectively, at March 31, 2026, and 78% and 22%, respectively, at June 30, 2025.
Uninsured deposits were 27%, 28%, and 26% of total deposits at June 30, 2026, at March 31, 2026, and at June 30, 2025, respectively. Uninsured amounts were based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $595.7 million, or 30%, $678.1 million, or 32%, and $641.1 million, or 32%, of the uninsured deposit balances at June 30, 2026, at March 31, 2026, and at June 30, 2025, respectively.
Average deposit balances during the second quarter of 2026, increased $38.6 million when compared to the linked quarter, and decreased $94.2 million when compared to the second quarter of 2025. The increase over the linked quarter was driven by increases of $44.8 million in money market deposit accounts, $36.1 million in interest-bearing checking accounts, $35.7 million in governmental deposits, and $26.6 million in non-interest bearing deposit accounts, partially offset by decreases of $63.9 million and $55.3 million in brokered deposits and retail certificates of deposits, respectively. The decrease when compared to the second quarter of 2025 was driven by decreases of $181.7 million in brokered deposits and $80.3 million in retail certificates of deposit, partially offset by increases of $84.8 million, $32.2 million, and $27.8 million in non-interest bearing deposits, money market deposit accounts, and savings accounts, respectively. Total demand deposit accounts comprised 36% of total deposits at June 30, 2026, 35% at March 31, 2026, and 34% at June 30, 2025.
For the first six months of 2026 average deposit balances decreased $105.0 million when compared to the first six months of 2025. The decrease was primarily a result of decreases of $222.2 million in brokered deposits and $23.6 million in retail certificates of deposits, partially offset with increases of $95.2 million, $26.1 million, and $21.9 million in non-interest bearing deposits, savings accounts, and money market deposit accounts, respectively.
Stockholders' Equity:
Total stockholders' equity at June 30, 2026, increased $20.5 million, or 2%, compared to at March 31, 2026. This change was primarily driven by net income of $28.0 million and a decrease of $5.2 million in accumulated other comprehensive loss during the quarter, partially offset by dividends paid of $15.1 million. The decrease in accumulated other comprehensive loss was the result of the sales of available-for-sale investment securities during the period.
Total stockholders' equity at June 30, 2026 increased $29.9 million when compared to at December 31, 2025. This change was driven by net income of $57.0 million, partially offset by dividends paid of $29.8 million.
Total stockholders' equity at June 30, 2026, increased $83.2 million, or 7%, compared to at June 30, 2025, which was due to net income of $118.2 million for the last twelve months and a decrease in other comprehensive loss of $19.4 million, partially offset by dividends paid of $59.0 million.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and specialty financing solutions through its subsidiaries. Headquartered in Marietta, Ohio, since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.5 billion in total assets as of June 30, 2026, and 144 locations, including 127 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance, Peoples Life Premium Finance, and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2026 results of operations on July 21, 2026, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio, and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, and acquisition-related expenses) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, and acquisition-related expenses.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)the effects of interest rate policies, including any changes to such policies that may result from potential changes in the composition of the Federal Reserve Board, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, including the pending merger with Citizens National Corporation (the "Citizens merger"), and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies, including the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, a future U.S. government shutdown, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners), and changes in the federal, state, and local governmental policy and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;

(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including inflationary pressures and the impacts of potential or imposed tariffs on markets, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and the closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and avoid misappropriation of confidential information in connection with the delivery of products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(21)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(22)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(23)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(24)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(25)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts, including Russia's ongoing war on Ukraine, the continued U.S. political and military presence in Venezuela, and the conflict in Iran (and the resulting disruptions in oil, energy and other commodity markets and supply chains);
(26)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(27)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(28)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;

(29)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(30)Peoples' ability to integrate the pending Citizens merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(31)the risk that the proposed Citizens merger is not completed as a result of a failure to satisfy the conditions of the Citizens merger, including receipt of required regulatory, shareholder, and other approvals;
(32)the possibility that the anticipated benefits of the proposed Citizens merger, including expected revenue synergies and cost savings, will not be realized or will not be realized within expected time periods;
(33)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(34)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(35)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
(36)the impact on Peoples of increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(37)the effect of a fall in stock market prices on Peoples' asset and wealth management business;
(38)the risk that energy tax credits purchased and used by Peoples to reduce tax liabilities will be disallowed by the IRS; and
(39)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as supplemental by the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Quarterly Report on the Form 10-Q for the quarterly period ending March, 31, 2026.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.

As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2026 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and/or to revise its financial information from the estimates and information contained in this news release.

Important Information for Investors and Shareholders:
This presentation does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples. Peoples filed a registration statement on Form S-4 (Registration No. 333-296361) and other documents regarding the proposed merger with Citizens with the SEC. The registration statement includes a proxy statement of Citizens that also constitutes a prospectus of Peoples, which, was sent to the shareholders of Citizens seeking their approval of the merger-related proposals. Investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC in connection with the proposed transaction because they contain or will contain important information about Peoples, Citizens and the proposed transaction. Investors and security holders may obtain a free copy of these documents through the website maintained by the SEC (sec.gov) or at Peoples (peoplesbancorp.com). These documents may also be obtained, without charge, by directing a request to Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750, Attn.: Investor Relations.

Peoples and Citizens and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Citizens in connection with the proposed merger. Information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples’ 2026 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 6, 2026. Information about the directors and executive officers of Citizens and their ownership of Citizens common stock, as well as additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by securities holdings or otherwise, can be found in the proxy statement/prospectus and other relevant documents regarding the proposed transaction filed with the SEC. Free copies may be obtained as described in the preceding paragraph.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
PER COMMON SHARE:
Earnings per common share:
Basic	$0.79	$0.82	$0.60	$1.61	$1.29
Diluted	0.78	0.81	0.59	1.59	1.28
Cash dividends declared per common share	0.42	0.41	0.41	0.83	0.81
Book value per common share (a)	34.41	33.85	32.33	34.41	32.33
Tangible book value per common share (a)(b)	23.56	22.95	21.18	23.56	21.18
Closing price of common shares at end of period	$38.41	$32.87	$30.54	$38.41	$30.54

SELECTED RATIOS:
Return on average stockholders' equity (c)	9.13%	9.66%	7.42%	9.39%	8.09%
Return on average tangible equity (c)(d)	14.03%	14.90%	12.31%	14.46%	13.46%
Return on average assets (c)	1.17%	1.23%	0.92%	1.20%	0.99%
Return on average assets adjusted for non-core items (c)(h)	1.47%	1.24%	0.93%	1.35%	1.00%
Efficiency ratio (e)	58.27%	58.61%	59.25%	58.44%	59.96%
Efficiency ratio adjusted for non-core items (f)(i)	57.93%	58.60%	59.25%	58.26%	59.96%
Net interest margin (c)(f)	4.23%	4.16%	4.15%	4.20%	4.14%
Dividend payout ratio (g)	54.04%	50.50%	68.90%	52.24%	63.32%
(a) Data presented as of the end of the period indicated.

(b) Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c) Ratios are presented on an annualized basis.
(d) Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e) The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(g) This ratio is calculated based on dividends declared during the period divided by net income for the period.
(h) Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses and acquisition-related expenses. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i) The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of all gains and losses and acquisition-related expenses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$127,580	$126,821	$126,407	$254,401	$250,949
Total interest expense	34,852	36,401	38,830	71,253	78,117
Net interest income	92,728	90,420	87,577	183,148	172,832
Provision for credit losses	4,709	9,694	16,642	14,403	26,832
Net interest income after provision for credit losses	88,019	80,726	70,935	168,745	146,000

Non-interest income:
Electronic banking income	6,543	5,927	6,272	12,470	12,157
Trust and investment income	5,986	5,605	5,281	11,591	10,342
Lease income	4,977	4,581	4,211	9,558	7,679
Deposit account service charges	4,488	4,267	4,059	8,755	8,074
Insurance income	4,331	5,580	4,549	9,911	10,603
Bank owned life insurance income	1,189	1,162	1,112	2,351	2,245
Mortgage banking income	598	376	220	974	616
Net loss on asset disposals and other transactions	(446)	(410)	(280)	(856)	(641)
Net loss on investment securities	(8,181)	—	—	(8,181)	(2)
Other non-interest income	893	1,166	1,456	2,059	2,906
Total non-interest income	20,378	28,254	26,880	48,632	53,979

Non-interest expense:
Salaries and employee benefit costs	40,012	39,835	38,893	79,847	78,714
Data processing and software expense	7,850	7,536	7,356	15,386	14,361
Net occupancy and equipment expense	5,765	6,224	5,690	11,989	11,302
Professional fees	4,018	2,753	3,610	6,771	6,697
Electronic banking expense	2,225	2,081	2,018	4,306	4,043
Operating lease expense	1,797	1,804	1,053	3,601	2,038
Amortization of other intangible assets	1,697	1,697	2,211	3,394	4,424
FDIC insurance expense	1,370	1,410	1,251	2,780	2,502
Other loan expenses	1,278	1,123	1,213	2,401	2,332
Franchise tax expense	972	1,004	678	1,976	1,607
Travel and entertainment expense	726	583	713	1,309	1,213
Communication expense	605	589	712	1,194	1,446
Marketing expense	604	886	718	1,490	1,621
Other non-interest expense	3,840	4,110	4,246	7,950	8,849
Total non-interest expense	72,759	71,635	70,362	144,394	141,149
Income before income taxes	35,638	37,345	27,453	72,983	58,830
Income tax expense	7,685	8,339	6,241	16,024	13,282
Net income	$27,953	$29,006	$21,212	$56,959	$45,548

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$27,953	$29,006	$21,212	$56,959	$45,548
Less: Dividends paid on unvested common shares	212	200	212	412	422
Less: Undistributed income allocated to unvested common shares	81	54	17	135	54
Net earnings allocated to common shareholders	$27,660	$28,752	$20,983	$56,412	$45,072

Weighted-average common shares outstanding	35,173,525	35,108,649	34,972,065	35,141,267	34,934,105
Effect of potentially dilutive common shares	393,041	376,775	359,642	388,248	365,313
Total weighted-average diluted common shares outstanding	35,566,566	35,485,424	35,331,707	35,529,515	35,299,418

Earnings per common share – basic	$0.79	$0.82	$0.60	$1.61	$1.29
Earnings per common share – diluted	$0.78	$0.81	$0.59	$1.59	$1.28
Cash dividends declared per common share	$0.42	$0.41	$0.41	$0.83	$0.81

Weighted-average common shares outstanding – basic	35,173,525	35,108,649	34,972,065	35,141,267	34,934,105
Weighted-average common shares outstanding – diluted	35,566,566	35,485,424	35,331,707	35,529,515	35,299,418
Common shares outstanding at the end of period	35,939,954	35,925,945	35,673,721	35,939,954	35,673,721

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2026	2025
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$106,562	$107,864
Interest-bearing deposits in other banks	73,163	81,087
Total cash and cash equivalents	179,725	188,951
Available-for-sale investment securities, at fair value (amortized cost of
$966,592 at June 30, 2026 and $1,076,980 at December 31, 2025) (a)	874,050	984,367
Held-to-maturity investment securities, at amortized cost (fair value of
$802,716 at June 30, 2026 and $867,714 at December 31, 2025) (a)	867,332	922,837
Other investment securities, at cost	76,099	68,656
Total investment securities (a)	1,817,481	1,975,860
Loans and leases, net of deferred fees and costs (b)	6,821,580	6,756,907
Allowance for credit losses	(78,103)	(75,676)
Net loans and leases	6,743,477	6,681,231
Loans held for sale	2,568	2,667
Bank premises and equipment, net of accumulated depreciation	97,578	100,508
Bank owned life insurance	150,615	148,264
Goodwill	363,199	363,199
Other intangible assets	26,764	30,120
Other assets	158,754	158,830
Total assets	$9,540,161	$9,649,630
Liabilities
Deposits:
Non-interest-bearing	$1,593,799	$1,545,428
Interest-bearing	5,862,566	6,064,796
Total deposits	7,456,365	7,610,224
Short-term borrowings	588,653	530,285
Long-term borrowings	156,253	204,138
Accrued expenses and other liabilities	102,339	98,381
Total liabilities	$8,303,610	$8,443,028

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at June 30, 2026 or at December 31, 2025	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,860,845 shares issued at June 30, 2026 and 36,836,943 shares issued at December 31, 2025, including shares in treasury	869,739	871,571
Retained earnings	463,953	436,748
Accumulated other comprehensive loss, net of deferred income taxes	(70,861)	(70,628)
Treasury stock, at cost, 1,008,699 common shares at June 30, 2026 and 1,215,120 common shares at December 31, 2025	(26,280)	(31,089)
Total stockholders' equity	1,236,551	1,206,602
Total liabilities and stockholders' equity	$9,540,161	$9,649,630

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $233 and $0 and $236 at June 30, 2026, and at December 31, 2025, respectively.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025
Loan Portfolio
Construction	$294,350	$269,571	$300,941	$261,048	$341,313
Commercial real estate, other	2,283,163	2,340,833	2,363,967	2,369,396	2,248,214
Commercial and industrial	1,689,817	1,646,797	1,535,755	1,489,505	1,407,382
Premium finance	266,015	228,883	253,075	273,297	277,622
Leases	353,952	350,226	365,649	382,753	400,052
Residential real estate	846,475	852,011	861,722	875,773	877,968
Home equity lines of credit	273,965	260,909	253,864	247,383	241,785
Consumer, indirect	693,529	699,854	700,582	710,385	692,674
Consumer, direct	119,273	119,859	120,338	118,206	113,615
Deposit account overdrafts	1,041	1,265	1,014	982	964
Total loans and leases	$6,821,580	$6,770,208	$6,756,907	$6,728,728	$6,601,589
Total acquired loans and leases (a)	$1,140,586	$1,225,112	$1,299,543	$1,380,354	$1,452,475
Total originated loans and leases	$5,680,994	$5,545,096	$5,457,364	$5,348,374	$5,149,114
Total Investment Securities	$1,817,481	$1,961,522	$1,975,860	$1,972,721	$2,019,054
Deposit Balances
Non-interest-bearing deposits (b)	$1,593,799	$1,586,514	$1,545,428	$1,536,094	$1,530,824
Interest-bearing deposits:
Retail certificates of deposit	1,876,056	1,968,441	1,983,791	2,008,619	2,005,322
Interest-bearing demand accounts (b)	1,094,873	1,111,875	1,092,252	1,068,443	1,058,910
Money market deposit accounts	995,487	958,413	945,313	948,177	927,543
Savings accounts	915,505	918,557	887,402	884,230	889,872
Governmental deposit accounts	755,024	842,087	739,939	769,782	781,949
Brokered deposits	225,621	262,550	416,099	416,851	442,788
Total interest-bearing deposits	$5,862,566	$6,061,923	$6,064,796	$6,096,102	$6,106,384
Total deposits	$7,456,365	$7,648,437	$7,610,224	$7,632,196	$7,637,208
Total demand deposits (b)	$2,688,672	$2,698,389	$2,637,680	$2,604,537	$2,589,734
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$7,838	$2,846	$6,156	$4,898	$6,126
Nonaccrual loans	33,101	36,714	36,886	33,889	34,485
Total nonperforming loans (NPLs) (f)	40,939	39,560	43,042	38,787	40,611
Other real estate owned (OREO)	115	97	123	6,013	6,013
Total NPAs (f)	$41,054	$39,657	$43,165	$44,800	$46,624
Criticized loans (c)	$273,791	$224,124	$236,468	$268,326	$244,442
Classified loans (d)	140,811	141,940	147,175	158,577	125,014
Allowance for credit losses as a percent of NPLs (f)	190.78%	198.16%	175.82%	193.01%	183.89%
NPLs as a percent of total loans (f)	0.60%	0.58%	0.64%	0.58%	0.61%
NPAs as a percent of total assets (f)	0.43%	0.41%	0.45%	0.47%	0.49%
NPAs as a percent of total loans and OREO (f)	0.60%	0.59%	0.64%	0.66%	0.71%
Criticized loans as a percent of total loans (c)	4.01%	3.31%	3.50%	3.99%	3.70%
Classified loans as a percent of total loans (d)	2.06%	2.10%	2.18%	2.36%	1.89%
Allowance for credit losses as a percent of total loans	1.14%	1.16%	1.12%	1.11%	1.13%
Total demand deposits as a percent of total deposits (b)	36.06%	35.28%	34.66%	34.13%	33.91%
Capital Information (e)(g)
Common equity tier 1 capital ratio (h)	12.66%	12.45%	12.29%	12.11%	11.95%
Tier 1 risk-based capital ratio	13.10%	12.89%	12.73%	12.54%	12.39%
Total risk-based capital ratio (tier 1 and tier 2)	14.19%	13.98%	13.78%	13.79%	13.71%
Leverage ratio	10.33%	10.14%	9.91%	9.74%	9.83%
Common equity tier 1 capital	$928,523	$911,986	$893,970	$875,454	$857,036
Tier 1 capital	960,707	943,986	925,616	906,900	888,282
Total capital (tier 1 and tier 2)	1,040,914	1,023,777	1,002,226	997,309	982,929
Total risk-weighted assets	$7,334,712	$7,323,344	$7,273,985	$7,231,476	$7,170,841
Total stockholders' equity to total assets	12.96%	12.60%	12.50%	12.29%	12.09%
Tangible equity to tangible assets (i)	9.25%	8.91%	8.79%	8.53%	8.26%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)June 30, 2026 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 6.19% at June 30, 2026, 5.98% at March 31, 2026, 5.78% at December 31, 2025, 5.79% at September 30, 2025, and 5.71% at June 30, 2025, compared to required capital conservation buffer of 2.50%
(i)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$4,477	$9,415	$16,475	$13,892	$26,510
Provision for checking account overdrafts	232	279	167	511	322
Total provision for credit losses	$4,709	$9,694	$16,642	$14,403	$26,832

Net Charge-Offs
Gross charge-offs	$6,766	$7,759	$7,829	$14,525	$16,589
Recoveries	1,581	1,114	865	2,695	1,504
Net charge-offs	$5,185	$6,645	$6,964	$11,830	$15,085

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$—	$—	$—
Commercial real estate, other	167	—	35	167	246
Commercial and industrial	196	254	539	450	913
Premium finance	50	46	90	96	155
Leases	3,403	4,254	4,838	7,657	10,247
Residential real estate	62	37	(50)	99	43
Home equity lines of credit	32	20	12	52	12
Consumer, indirect	841	1,592	1,244	2,433	2,900
Consumer, direct	183	178	82	361	217
Deposit account overdrafts	251	264	174	515	352
Total net charge-offs	$5,185	$6,645	$6,964	$11,830	$15,085

As a percent of average total loans (annualized)	0.31%	0.40%	0.43%	0.35%	0.48%

SUPPLEMENTAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025

Trust assets under administration and management	$2,521,031	$2,178,467	$2,219,650	$2,271,536	$2,138,439
Brokerage assets under administration and management	1,984,252	1,844,940	1,846,084	1,800,781	1,724,311
Mortgage loans serviced for others	326,021	319,664	322,139	323,347	326,710
Employees (full-time equivalent)	1,443	1,458	1,454	1,454	1,477

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$112,726	$1,084	3.86%	$82,872	$790	3.87%	$86,655	$1,039	4.81%
Investment securities (a)(b)	1,887,908	17,133	3.63%	1,961,950	17,558	3.58%	1,910,884	16,808	3.52%
Loans (b)(c):
Construction	282,906	4,989	6.98%	289,892	4,586	6.33%	335,396	5,935	7.00%
Commercial real estate, other	2,205,065	33,969	6.09%	2,251,931	34,658	6.16%	2,110,961	33,430	6.27%
Commercial and industrial	1,652,813	25,826	6.18%	1,554,825	25,110	6.46%	1,325,976	23,304	6.95%
Premium finance	243,558	5,154	8.37%	238,918	4,553	7.62%	267,294	5,743	8.50%
Leases	352,662	8,180	9.18%	355,857	8,578	9.64%	384,191	10,287	10.59%
Residential real estate (d)	943,268	12,927	5.48%	958,354	13,049	5.45%	974,203	12,226	5.02%
Home equity lines of credit	267,892	4,684	7.01%	256,543	4,404	6.96%	239,531	4,540	7.60%
Consumer, indirect	698,460	11,322	6.50%	700,411	11,293	6.54%	686,550	11,038	6.45%
Consumer, direct	127,928	2,533	7.94%	128,423	2,487	7.85%	119,358	2,337	7.85%
Total loans	6,774,552	109,584	6.42%	6,735,154	108,718	6.47%	6,443,460	108,840	6.71%
Allowance for credit losses	(78,113)			(75,284)			(65,186)
Net loans	6,696,439			6,659,870			6,378,274
Total earning assets	8,697,073	127,801	5.84%	8,704,692	127,066	5.85%	8,375,813	126,687	6.01%

Goodwill and other intangible assets	390,753			392,490			398,940
Other assets	498,500			503,926			518,534
Total assets	$9,586,326			$9,601,108			$9,293,287

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$917,693	$181	0.08%	$903,050	$183	0.08%	$889,877	$220	0.10%
Governmental deposit accounts	818,274	4,151	2.03%	782,543	3,923	2.03%	811,822	4,874	2.41%
Interest-bearing demand accounts	1,091,757	602	0.22%	1,055,685	572	0.22%	1,075,220	563	0.21%
Money market deposit accounts	970,487	4,977	2.06%	925,668	4,541	1.99%	938,318	5,592	2.39%
Retail certificates of deposit	1,917,698	15,357	3.21%	1,973,029	16,458	3.38%	1,997,992	18,235	3.66%
Brokered deposits (e)	237,556	2,382	4.02%	301,470	2,954	3.97%	419,277	4,393	4.20%
Total interest-bearing deposits	5,953,465	27,650	1.86%	5,941,445	28,631	1.95%	6,132,506	33,877	2.22%
Short-term borrowings (e)	494,931	4,623	3.74%	550,370	4,959	3.64%	127,716	1,389	4.36%
Long-term borrowings	182,032	2,579	5.66%	190,934	2,811	5.92%	233,998	3,564	6.07%
Total borrowed funds	676,963	7,202	4.26%	741,304	7,770	4.23%	361,714	4,953	5.47%
Total interest-bearing liabilities	6,630,428	34,852	2.11%	6,682,749	36,401	2.21%	6,494,220	38,830	2.40%

Non-interest-bearing deposits	1,631,305			1,604,708			1,546,475
Other liabilities	96,401			95,283			105,339
Total liabilities	8,358,134			8,382,740			8,146,034
Stockholders’ equity	1,228,192			1,218,368			1,147,253
Total liabilities and stockholders' equity	$9,586,326			$9,601,108			$9,293,287

Net interest income/spread (b)		$92,949	3.73%		$90,665	3.64%		$87,857	3.61%
Net interest margin (b)			4.23%			4.16%			4.15%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	Six Months Ended
	June 30, 2026			June 30, 2025
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$97,882	$1,874	3.86%	$87,780	$1,938	4.45%
Investment securities (a)(b)	1,924,724	34,691	3.61%	1,903,997	33,406	3.51%
Loans (b)(c):
Construction	286,380	9,574	6.65%	324,325	11,507	7.06%
Commercial real estate, other	2,228,369	68,630	6.13%	2,090,163	66,693	6.35%
Commercial and industrial	1,604,089	50,936	6.32%	1,331,026	46,635	6.97%
Premium finance	241,251	9,706	8.00%	263,290	11,328	8.56%
Leases	354,251	16,758	9.41%	389,646	20,485	10.46%
Residential real estate (d)	950,769	25,975	5.46%	965,176	24,440	5.06%
Home equity lines of credit	262,249	9,088	6.99%	236,543	8,922	7.61%
Consumer, indirect	699,430	22,615	6.52%	680,415	21,586	6.40%
Consumer, direct	128,174	5,020	7.90%	118,623	4,572	7.77%
Total loans	6,754,962	218,302	6.45%	6,399,207	216,168	6.74%
Allowance for credit losses	(76,706)			(64,129)
Net loans	6,678,256			6,335,078
Total earning assets	8,700,862	254,867	5.85%	8,326,855	251,512	6.03%

Goodwill and other intangible assets	391,617			400,135
Other assets	501,197			517,505
Total assets	$9,593,676			$9,244,495

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$910,412	$365	0.08%	$884,282	$437	0.10%
Governmental deposit accounts	800,507	8,074	2.03%	796,885	9,526	2.41%
Interest-bearing demand accounts	1,073,821	1,175	0.22%	1,079,921	1,086	0.20%
Money market deposit accounts	948,201	9,518	2.02%	926,264	10,884	2.37%
Retail certificates of deposit	1,945,210	31,814	3.30%	1,968,840	36,669	3.76%
Brokered deposit (e)	269,336	5,335	3.99%	491,567	10,440	4.28%
Total interest-bearing deposits	5,947,487	56,281	1.91%	6,147,759	69,042	2.26%
Short-term borrowings (e)	522,497	9,582	3.69%	92,336	1,896	4.13%
Long-term borrowings	186,459	5,390	5.79%	235,542	7,179	6.10%
Total borrowed funds	708,956	14,972	4.24%	327,878	9,075	5.55%
Total interest-bearing liabilities	6,656,443	71,253	2.16%	6,475,637	78,117	2.43%

Non-interest-bearing deposits	1,618,080			1,522,851
Other liabilities	95,846			110,883
Total liabilities	8,370,369			8,109,371
Stockholders’ equity	1,223,307			1,135,124
Total liabilities and stockholders' equity	$9,593,676			$9,244,495

Net interest income/spread (b)		$183,614	3.69%		$173,395	3.60%
Net interest margin (b)			4.20%			4.14%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Core non-interest expense:
Total non-interest expense	$72,759	$71,635	$70,362	$144,394	$141,149
Less: acquisition-related expenses	410	16	—	426	—
Core non-interest expense	$72,349	$71,619	$70,362	$143,968	$141,149

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Efficiency ratio:
Total non-interest expense	$72,759	$71,635	$70,362	$144,394	$141,149
Less: amortization of other intangible assets	1,697	1,697	2,211	3,394	4,424
Adjusted total non-interest expense	71,062	69,938	68,151	141,000	136,725

Total non-interest income	20,378	28,254	26,880	48,632	53,979
Less: net loss on investment securities	(8,181)	—	—	(8,181)	(2)
Less: net loss on asset disposals and other transactions	(446)	(410)	(280)	(856)	(641)
Total non-interest income, excluding net gains and losses	29,005	28,664	27,160	57,669	54,622

Net interest income	92,728	90,420	87,577	183,148	172,832
Add: fully tax-equivalent adjustment (a)	221	245	280	466	563
Net interest income on a fully tax-equivalent basis	92,949	90,665	87,857	183,614	173,395

Adjusted revenue	$121,954	$119,329	$115,017	$241,283	$228,017

Efficiency ratio	58.27%	58.61%	59.25%	58.44%	59.96%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$72,349	$71,619	$70,362	$143,968	$141,149
Less: amortization of other intangible assets	1,697	1,697	2,211	3,394	4,424
Adjusted core non-interest expense	70,652	69,922	68,151	140,574	136,725

Adjusted revenue	$121,954	$119,329	$115,017	$241,283	$228,017

Efficiency ratio adjusted for non-core items	57.93%	58.60%	59.25%	58.26%	59.96%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2026	2026	2025	2025	2025

Tangible equity:
Total stockholders' equity	$1,236,551	$1,216,040	$1,206,602	$1,182,776	$1,153,350
Less: goodwill and other intangible assets	389,963	391,601	393,319	395,535	397,785
Tangible equity	$846,588	$824,439	$813,283	$787,241	$755,565

Tangible assets:
Total assets	$9,540,161	$9,648,087	$9,649,630	$9,623,944	$9,540,608
Less: goodwill and other intangible assets	389,963	391,601	393,319	395,535	397,785
Tangible assets	$9,150,198	$9,256,486	$9,256,311	$9,228,409	$9,142,823

Tangible book value per common share:
Tangible equity	$846,588	$824,439	$813,283	$787,241	$755,565
Common shares outstanding	35,939,954	35,925,945	35,714,484	35,705,369	35,673,721

Tangible book value per common share	$23.56	$22.95	$22.77	$22.05	$21.18

Tangible equity to tangible assets ratio:
Tangible equity	$846,588	$824,439	$813,283	$787,241	$755,565
Tangible assets	$9,150,198	$9,256,486	$9,256,311	$9,228,409	$9,142,823

Tangible equity to tangible assets	9.25%	8.91%	8.79%	8.53%	8.26%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Pre-provision net revenue:
Income before income taxes	$35,638	$37,345	$27,453	$72,983	$58,830
Add: provision for credit losses	4,709	9,694	16,642	14,403	26,832
Add: net loss on OREO	—	26	—	26	—
Add: net loss on investment securities	8,181	—	—	8,181	2
Add: net loss on other assets	453	384	267	837	597
Add: net (gain) loss on other transactions	(7)	—	23	(7)	74
Less: net gain on OREO	—	—	10	—	30
Pre-provision net revenue	$48,974	$47,449	$44,375	$96,423	$86,305

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Annualized net income adjusted for non-core items:
Net income	$27,953	$29,006	$21,212	$56,959	$45,548
Add: net loss on investment securities	8,181	—	—	8,181	2
Less: tax effect of net loss on investment securities (a)	1,718	—	—	1,718	—
Add: net loss on asset disposals and other transactions	446	410	280	856	641
Less: tax effect of net loss on asset disposals and other transactions (a)	94	86	59	180	135
Add: acquisition-related expenses	410	16	—	426	—
Less: tax effect of acquisition-related expenses (a)	86	3	—	89	—
Net income adjusted for non-core items	$35,092	$29,343	$21,433	$64,435	$46,056

Days in the period	91	90	91	181	181
Days in the year	365	365	365	365	365
Annualized net income	$112,119	$117,635	$85,081	$114,862	$91,851
Annualized net income adjusted for non-core items	$140,754	$119,002	$85,968	$129,938	$92,875
Return on average assets:
Annualized net income	$112,119	$117,635	$85,081	$114,862	$91,851
Total average assets	$9,586,326	$9,601,108	$9,293,287	$9,593,676	$9,244,495
Return on average assets	1.17%	1.23%	0.92%	1.20%	0.99%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$140,754	$119,002	$85,968	$129,938	$92,875
Total average assets	$9,586,326	$9,601,108	$9,293,287	$9,593,676	$9,244,495
Return on average assets adjusted for non-core items	1.47%	1.24%	0.93%	1.35%	1.00%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Annualized net income excluding amortization of other intangible assets:
Net income	$27,953	$29,006	$21,212	$56,959	$45,548
Add: amortization of other intangible assets	1,697	1,697	2,211	3,394	4,424
Less: tax effect of amortization of other intangible assets (a)	357	356	464	713	929
Net income excluding amortization of other intangible assets	$29,293	$30,347	$22,959	$59,640	$49,043

Days in the period	91	90	91	181	181
Days in the year	365	365	365	365	365
Annualized net income	$112,119	$117,635	$85,081	$114,862	$91,851
Annualized net income excluding amortization of other intangible assets	$117,494	$123,074	$92,088	$120,269	$98,899

Average tangible equity:
Total average stockholders' equity	$1,228,192	$1,218,368	$1,147,253	$1,223,307	$1,135,124
Less: average goodwill and other intangible assets	390,753	392,490	398,940	391,617	400,135
Average tangible equity	$837,439	$825,878	$748,313	$831,690	$734,989

Return on average stockholders' equity ratio:
Annualized net income	$112,119	$117,635	$85,081	$114,862	$91,851
Average stockholders' equity	$1,228,192	$1,218,368	$1,147,253	$1,223,307	$1,135,124

Return on average stockholders' equity	9.13%	9.66%	7.42%	9.39%	8.09%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$117,494	$123,074	$92,088	$120,269	$98,899
Average tangible equity	$837,439	$825,878	$748,313	$831,690	$734,989

Return on average tangible equity	14.03%	14.90%	12.31%	14.46%	13.46%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

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